(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	April 27, 2022
(630) 906-5484

Old Second Bancorp, Inc. Reports First Quarter 2022 Net Income of $12.0 Million,

or $0.27 per Diluted Share

AURORA, IL, April 27, 2022 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the first quarter of 2022.  Our net income was $12.0 million, or $0.27 per diluted share, for the first quarter of 2022, compared to a net loss of $9.1 million, or $0.26 per diluted share, for the fourth quarter of 2021, and net income of $11.9 million, or $0.40 per diluted share, for the first quarter of 2021. Adjusted net income, a non-GAAP financial measure that excludes $5.6 million of pre-tax acquisition-related costs related to our acquisition of West Suburban Bancorp, Inc. (“West Suburban”) on December 1, 2021, was $16.1 million, or $0.36 per diluted share, for the first quarter of 2022.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

The increase in net income in the first quarter of 2022 was primarily due to net interest and dividend income of $41.2 million, which increased $12.6 million from the fourth quarter of 2021, and increased $17.7 million from the first quarter of 2021, as a full quarter of West Suburban loan and securities income, net of interest expense on acquired deposits, was included in the first quarter of 2022.  In addition, the first quarter of 2022 also included a $3.0 million pre-tax mark to market gain on mortgage servicing rights (“MSRs”), primarily due to the increase in market interest rates in early 2022.  This compares to a $1.5 million pre-tax gain on MSRs in the fourth quarter of 2021, and a $1.1 million pre-tax gain on MSRs in the first quarter of 2021.

Operating Results

●First quarter 2022 net income was $12.0 million, reflecting an increase of $21.1 million from the fourth quarter of 2021, and an increase of $141,000 from the first quarter of 2021.  Adjusted net income, a non-GAAP financial measure that excludes acquisition-related costs, was $16.1 million for the first quarter of 2022, a $3.6 million increase from adjusted net income for the fourth quarter of 2021, which excluded acquisition-related costs and the Day Two provision for credit loss adjustments recorded in the fourth quarter of 2021, and a $4.2 million increase from the first quarter of 2021.
●Net interest and dividend income was $41.2 million for the first quarter of 2022, an increase of $12.6 million, or 43.9%, from the fourth quarter of 2021, and an increase of $17.7 million, or 75.2%, from the first quarter of 2021.
●Interest and dividend income for the first quarter of 2022 was $43.3 million, an increase of $12.5 million from the fourth quarter of 2021 and $17.9 million from the first quarter of 2021.  Growth in interest and dividend income in the first quarter of 2022 reflected a full quarter of West Suburban loan and securities income.
●Interest expense for the first quarter of 2022 totaled $2.1 million, compared to $2.2 million for the fourth quarter of 2021 and $1.8 million for the first quarter of 2021.  The year-over-year increase in interest expense stems primarily from the issuance of $60.0 million in subordinated debt in April 2021, net of debt issuance cost of $800,000.
●We did not record a net provision for credit losses or a release of provision expense in the first quarter of 2022, as an assessment of the portfolio resulted in a reduction on our allowance for unfunded commitments, which was offset by a like increase in the allowance for credit losses on loans.  We recorded $12.3 million of provision expense in the fourth quarter of 2021, compared to a $3.0 million release of provision expense in the first quarter of 2021.  Our allowance for credit losses (“ACL”) on loans in the fourth quarter of 2021 included a $12.1 million Day One fair value mark on purchased credit deteriorated (“PCD”) loans acquired with our acquisition of West Suburban, a $12.3 million Day Two provision related to the future estimated lifetime credit losses on non-PCD loans, and a release of the ACL on our legacy loan portfolio of $2.3 million.
●	Noninterest income was $13.5 million for the first quarter of 2022, an increase of $2.8 million, or 26.5%, compared to $10.7 million for the fourth quarter of 2021, and an increase of $2.2 million, or 19.4%, compared to $11.3 million for the first quarter of 2021. Growth in wealth management, service charges on deposits, and card related income resulted primarily from the West Suburban acquisition and resultant additional fee income. In addition, increases of $1.5 million and $1.9 million were reflected in the mark to market gain on MSRs in the first quarter of 2022, compared to the fourth quarter of 2021 and the first quarter of 2021, respectively.
●	Noninterest expense was $38.3 million for the first quarter of 2022, a decrease of $247,000, or 0.6%, compared to $38.5 million for the fourth quarter of 2021, and an increase of $16.5 million, or 76.1%, from $21.7 million for the first quarter of 2021. The year over year increase was due to $5.6 million of acquisition-related costs in the first quarter of 2022, primarily within computer and data processing, consulting fees and other expense. In addition, growth in salaries and employee benefits and occupancy, furniture and equipment expenses were recorded in the first quarter of 2022, primarily stemming from the additional employees and branches due to the West Suburban acquisition.
●	We had a provision for income tax expense of $4.4 million for the first quarter of 2022, compared to an income tax benefit of $2.5 million for the fourth quarter of 2021, and a provision for income tax expense of $4.2 million for the first quarter of 2021. The increase in tax expense for the first quarter of 2022 was due to an increase in pre-tax income, compared to a pre-tax loss for the linked quarter.
●	On April 19, 2022, our Board of Directors declared a cash dividend of $0.05 per share payable on May 9, 2022, to stockholders of record as of April 29, 2022.

President and Chief Executive Officer Jim Eccher said “We are pleased to begin the year with solid overall core results and are encouraged about the trends and momentum in our businesses with robust lending pipelines and improving levels of activity within our customer base. We are making solid progress on the integration of West Suburban and continue to believe the combination will deliver value to our stockholders with significant improvements in core profitability as redundancies are eliminated.

“Looking forward, I am optimistic on loan growth trends in the near term and extremely excited on what we believe we can do over the intermediate term.  Loan originations were very strong in the first quarter with balance sheet growth mitigated by Paycheck Protection Program loan forgiveness and paydowns in acquired loan participations. We expect these pressures to lessen in coming quarters, and combined with the prospect of higher rates, offer the potential for expanding margins and strong earnings growth in the near term. We are excited for the future and believe we have the resources and momentum to focus on growth and building a better Old Second for our stockholders and communities.”

COVID-19 Update

We continued to face branch disruptions due to labor shortages and COVID-19-related closures in the first quarter of 2022.  We assess customer needs daily, and announce any temporary branch closures internally for staff as well as with signage for customers.  In early 2022, due to the acquisition, we conducted a branch review to determine which of our branches were either lower volume facilities or overlapped with newly acquired branches.  As a result, we sold one branch and further branch closures are in process. We have notified all required regulatory agencies of any final branch closure determinations.

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	March 31,	December 31,	March 31,
	Buffer, if applicable[1]	Provisions[2]	2022	2021	2021
The Company
Common equity tier 1 capital ratio	7.00%	N/A	9.73%	9.46%	12.43%
Total risk-based capital ratio	10.50%	N/A	12.85%	12.55%	14.73%
Tier 1 risk-based capital ratio	8.50%	N/A	10.33%	10.06%	13.53%
Tier 1 leverage ratio	4.00%	N/A	7.00%	7.81%	10.02%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	12.74%	12.41%	14.59%
Total risk-based capital ratio	10.50%	10.00%	13.83%	13.46%	15.80%
Tier 1 risk-based capital ratio	8.50%	8.00%	12.74%	12.41%	14.59%
Tier 1 leverage ratio	4.00%	5.00%	8.61%	9.58%	10.78%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%.

2 The prompt corrective action provisions are only applicable at the Bank level.

The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $38.0 million at March 31, 2022, $44.7 million at December 31, 2021, and $21.2 million at March 31, 2021. Nonperforming loans with a total net book value of $23.8 million were acquired with our acquisition of West Suburban in December 2021. Credit metrics reflected increases in nonperforming loans due to the acquisition in the fourth quarter of 2021, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.1% at March 31, 2022, 1.3% at December 31, 2021, and 1.1% at March 31, 2021.
●	OREO assets totaled $2.4 million at March 31, 2022 and December 31, 2021, and $2.2 million at March 31, 2021. In the first quarter of 2022 we transferred one property to OREO from loans with a total net book value of $87,000, and we sold one property with a total net book value of $69,000. Nonperforming assets, as a percent of total loans plus OREO, were 1.2% at March 31, 2022, compared to 1.4% at December 31, 2021, and 1.2% at March 31, 2021.
●	Total loans were $3.40 billion at March 31, 2022, reflecting a decrease of $19.6 million compared to December 31, 2021, and an increase of $1.44 billion compared to March 31, 2021. The decrease from the linked quarter was due to Paycheck Protection Program (“PPP”) loan paydowns as well as other loan paydowns, net of originations, in the first quarter of 2022. Increases in the year over year quarter were due to the acquisition of $1.50 billion of loans in the West Suburban acquisition. Average loans (including loans held-for-sale) for the first quarter of 2022 totaled $3.41 billion, reflecting an increase of $1.01 billion from the fourth quarter of 2021 and an increase of $1.39 billion from the first quarter of 2021.
●	Available-for-sale securities totaled $1.82 billion at March 31, 2022, compared to $1.69 billion at December 31, 2021, and $593.3 million at March 31, 2021. Total securities available-for-sale increased a net $124.0 million from the linked quarter due to purchases of $266.3 million during the quarter, with no sales in the first quarter of 2022. The growth in the year over year period is due to our acquisition of West Suburban in the fourth quarter of 2021. The unrealized mark to market loss on securities totaled $49.4 million as of March 31, 2022, compared to unrealized mark to market gains on securities of $15.5 million as of December 31, 2021 and $19.4 million at March 31, 2021, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$635,302	$269	0.17	$587,721	$224	0.15	$359,576	$92	0.10
Securities:
Taxable	1,611,748	5,047	1.27	842,576	2,817	1.33	340,873	1,615	1.92
Non-taxable (TE)[1]	195,240	1,814	3.77	189,697	1,674	3.50	191,357	1,655	3.51
Total securities (TE)[1]	1,806,988	6,861	1.54	1,032,273	4,491	1.73	532,230	3,270	2.49
Dividends from FHLBC and FRBC	16,066	153	3.86	11,042	114	4.10	9,917	115	4.70
Loans and loans held-for-sale[1,2]	3,405,421	36,448	4.34	2,393,017	26,368	4.37	2,014,773	22,266	4.48
Total interest earning assets	5,863,777	43,731	3.02	4,024,053	31,197	3.08	2,916,496	25,743	3.58
Cash and due from banks	42,941	-	-	34,225	-	-	28,461	-	-
Allowance for credit losses on loans	(44,341)	-	-	(34,567)	-	-	(34,540)	-	-
Other noninterest bearing assets	373,423	-	-	287,762	-	-	187,488	-	-
Total assets	$6,235,800			$4,311,473			$3,097,905

Liabilities and Stockholders' Equity
NOW accounts	$610,797	$89	0.06	$567,971	$85	0.06	$495,384	$95	0.08
Money market accounts	1,098,913	170	0.06	611,632	142	0.09	329,050	77	0.09
Savings accounts	1,845,656	138	0.03	918,835	68	0.03	412,743	69	0.07
Time deposits	495,452	277	0.23	370,919	271	0.29	399,310	500	0.51
Interest bearing deposits	4,050,818	674	0.07	2,469,357	566	0.09	1,636,487	741	0.18
Securities sold under repurchase agreements	39,204	11	0.11	47,571	15	0.13	82,475	31	0.15
Junior subordinated debentures	25,773	280	4.41	25,773	283	4.36	25,773	280	4.41
Subordinated debentures	59,222	546	3.74	59,201	546	3.66	-	-	-
Senior notes	44,494	485	4.42	44,468	673	6.00	44,389	673	6.15
Notes payable and other borrowings	19,009	103	2.20	20,090	107	2.11	23,330	123	2.14
Total interest bearing liabilities	4,238,520	2,099	0.20	2,666,460	2,190	0.33	1,812,454	1,848	0.41
Noninterest bearing deposits	1,437,881	-	-	1,193,387	-	-	937,039	-	-
Other liabilities	60,601	-	-	68,314	-	-	37,801	-	-
Stockholders' equity	498,798	-	-	383,312	-	-	310,611	-	-
Total liabilities and stockholders' equity	$6,235,800			$4,311,473			$3,097,905
Net interest income (GAAP)		$41,236			$28,649			$23,543
Net interest margin (GAAP)			2.85			2.82			3.27

Net interest income (TE)[1]		$41,632			$29,007			$23,895
Net interest margin (TE)[1]			2.88			2.86			3.32
Interest bearing liabilities to earning assets	72.28%			66.26%			62.14%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2022 and 2021. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measures to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes fees of $1.1 million, $1.5 million and $1.3 million for the first quarter of 2022, the fourth quarter of 2021, and the first quarter of 2021, respectively. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $41.6 million for the first quarter of 2022, which reflects an increase of $12.6 million compared to the fourth quarter of 2021, and an increase of $17.7 million compared to the first quarter of 2021.  The tax equivalent adjustment for the first quarter of 2022 was $396,000, compared to $358,000 for the fourth quarter of 2021, and $352,000 for the first quarter of 2021.  Average interest earning assets increased $1.84 billion to $5.86 billion for the first quarter of 2022, compared to the fourth quarter of 2021, and increased $2.95 billion in the first quarter of 2022, compared to the first quarter of 2021; both of these increases were primarily due to the West Suburban acquisition, as well as growth in interest earning deposits with financial institutions, taxable securities available-for-sale, and loans outside of the merger. Average loans, including loans held-for-sale, increased $1.01 billion for the first quarter of 2022, compared to the fourth quarter of 2021, and increased $1.39 billion compared to the first quarter of 2021.  The yield on loans for the first quarter of 2022 decreased three basis points compared to the fourth quarter of 2021, and decreased 14 basis points compared to the first quarter of 2021, primarily because the yield on acquired loans is lower.

Growth in the average balance of securities for the first quarter of 2022, compared to the fourth quarter of 2021 and the first quarter of 2021, offset the decline in yields resulting in a $2.4 million increase in interest income (TE) on securities in the first quarter of 2022, compared to the fourth quarter of 2021, and a $3.6 million increase from the first quarter of 2021.  The average yield on total securities available-for-sale declined 95 basis points year over year.  We acquired $1.07 billion of securities with our acquisition of West Suburban in December 2021, and securities activity in the first quarter 2022 consisted of $266.3 million of purchases, partially offset by $75.7 million of paydowns, calls and maturities.  No security sales occurred in the first quarter of 2022.  Our overall yield on tax equivalent municipal securities was 3.77% for the first quarter of 2022, compared to 3.50% for the fourth quarter of 2021 and 3.51% for the first quarter of 2021.

The yield on average earning assets decreased six basis points in the first quarter of 2022, compared to the fourth quarter of 2021, and decreased 56 basis points compared to the first quarter of 2021, primarily due to lower yielding loans in the first quarter of 2022, in addition to a higher amount of earning assets held in interest bearing deposits with financial institutions, which had an average yield of 17 basis points in the first quarter of 2022.

Average interest bearing liabilities increased $1.57 billion in the first quarter of 2022, compared to the fourth quarter of 2021, driven by a $1.58 billion increase in interest bearing deposits.  Average interest bearing liabilities increased $2.43 billion in the first quarter of 2022, compared to the first quarter of 2021, primarily driven by a $2.41 billion increase in interest bearing deposits and a $59.2 million increase in subordinated debentures. Both the linked quarter and year over year quarter increases in interest bearing deposits were primarily due to the West Suburban acquisition, as well as continued deposit growth of our legacy customers.  The cost of interest bearing liabilities for the first quarter of 2022 decreased 13 basis points from the fourth quarter of 2021, and decreased 21 basis points from the first quarter of 2021. Growth in our average noninterest bearing demand deposits of $244.5 million from the linked quarter, and $500.8 million in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings; cost of funds, which includes the impact of noninterest bearing deposits, totaled 0.15% for the first quarter of 2022, 0.23% for the fourth quarter of 2021, and 0.27% for the first quarter of 2021. The cost of interest bearing liabilities totaled 0.20% for the first quarter of 2022, 0.33% for the fourth quarter of 2021, and 0.41% for the first quarter of 2021.

In the second quarter of 2021, we entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers pursuant to which we sold and issued $60.0 million in aggregate principal amount of our 3.50% Fixed-to-Floating Rate Subordinated Notes due April 15, 2031 (the “Notes”).  The Notes bear interest at a fixed annual rate of 3.50% through April 14, 2026, payable semi-annually in arrears.  From April 15, 2026 forward, the interest rate on the Notes will generally reset quarterly to a rate equal to Three-Month Term SOFR (as defined by the Note) plus 273 basis points, payable quarterly in arrears.  The Notes have a stated maturity of April 15, 2031, and are redeemable, in whole are in part, on April 15, 2026, or any interest payment date thereafter, and at any time upon the occurrence of certain events.

Our net interest margin (GAAP) increased three basis points to 2.85% for the first quarter of 2022, compared to 2.82% for the fourth quarter of 2021, but decreased 42 basis points compared to 3.27% for the first quarter of 2021. Our net interest margin (TE) increased two basis points to 2.88% for the first quarter of 2022, compared to 2.86% for the fourth quarter of 2021, but decreased 44 basis points compared to 3.32% for the first quarter of 2021. The reductions year over year were due primarily to the lower level of market interest rates over the majority of the past twelve months, the related rate resets on loans and securities during the past year, and the increase in liquidity on the balance sheet. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				1st Quarter 2022
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
Wealth management	$2,698	$2,422	$2,151	11.4	25.4
Service charges on deposits	2,090	1,624	1,195	28.7	74.9
Residential mortgage banking revenue
Secondary mortgage fees	139	210	322	(33.8)	(56.8)
MSRs mark to market gain (loss)	2,978	1,463	1,113	103.6	167.6
Mortgage servicing income	518	534	567	(3.0)	(8.6)
Net gain on sales of mortgage loans	1,495	1,498	3,721	(0.2)	(59.8)
Total residential mortgage banking revenue	5,130	3,705	5,723	38.5	(10.4)
Securities (losses) gains, net	-	(14)	-	N/M	N/M
Change in cash surrender value of BOLI	124	227	334	(45.4)	(62.9)
Card related income	2,550	1,967	1,447	29.6	76.2
Other income	901	740	450	21.8	100.2
Total noninterest income	$13,493	$10,671	$11,300	26.4	19.4

N/M - Not meaningful.

Noninterest income increased $2.8 million, or 26.4%, in the first quarter of 2022, compared to the fourth quarter of 2021, and increased $2.2 million, or 19.4%, compared to the first quarter of 2021.  The increase from the linked quarter was primarily driven by a $1.4 million increase in residential mortgage banking revenue, attributable to a $1.5 million increase in mark to market gain on MSRs stemming from market interest rate changes, partially offset by a $71,000 decrease in secondary mortgage fees in the first quarter of 2022, compared to the fourth quarter of 2021.  In addition, we had increases in wealth management fees of $276,000, service charges on deposit accounts of $466,000, and card related income of $583,000 in the first quarter of 2022, as compared to the linked quarter, due to the inclusion of a full quarter of West Suburban noninterest income in 2022.  These increases were partially offset by a decrease in the cash surrender value of BOLI of $103,000 in the first quarter of 2022, compared to the fourth quarter of 2021.

The increase in noninterest income in the first quarter of 2022, compared to the first quarter of 2021, is primarily due to a $1.1 million increase in card related income, stemming from the inclusion of a full quarter of West Suburban card-related activity, partially offset by a $593,000 decrease in residential mortgage banking revenue, due to a decrease in mortgage origination volumes in the first quarter of 2022.  Also contributing to the increase in noninterest income in the first quarter of 2022, compared to the first quarter of 2021, were increases in wealth management fees of $547,000, service charges on deposits of $895,000, and other income of $451,000, primarily due to the inclusion of a full quarter of West Suburban activity. Partially offsetting these increases to noninterest income in the year over year period was a decrease in the cash surrender value of BOLI of $210,000.

Noninterest Expense

				1st Quarter 2022
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
Salaries	$15,598	$14,164	$9,216	10.1	69.2
Officers incentive	994	1,293	1,653	(23.1)	(39.9)
Benefits and other	3,375	2,868	2,637	17.7	28.0
Total salaries and employee benefits	19,967	18,325	13,506	9.0	47.8
Occupancy, furniture and equipment expense	3,733	6,395	2,467	(41.6)	51.3
Computer and data processing	6,228	3,859	1,298	61.4	379.8
FDIC insurance	410	371	201	10.5	104.0
General bank insurance	315	360	276	(12.5)	14.1
Amortization of core deposit intangible asset	665	296	120	124.7	454.2
Advertising expense	182	81	60	124.7	203.3
Card related expense	534	657	593	(18.7)	(9.9)
Legal fees	294	460	55	(36.1)	434.5
Consulting & management fees	605	4,091	416	(85.2)	45.4
Other real estate owned expense, net	(12)	29	36	(141.4)	(133.3)
Other expense	5,365	3,609	2,710	48.7	98.0
Total noninterest expense	$38,286	$38,533	$21,738	(0.6)	76.1
Efficiency ratio (GAAP)[1]	72.72%	100.89%	63.98%
Adjusted efficiency ratio (non-GAAP)[2]	61.38%	66.45%	63.16%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition-related costs, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the first quarter of 2022 decreased $247,000, or 0.6%, compared to the fourth quarter of 2021, and increased $16.5 million, or 76.1%, compared to the first quarter of 2021.  The linked quarter decrease was primarily attributable to $5.6 million of West Suburban acquisition-related costs for the first quarter of 2022, compared to $12.8 million for the fourth quarter of 2021.  These acquisition-related costs included a $2.4 million increase in computer and data processing expense in the first quarter of 2022, primarily due to acquisition-related core system conversion costs, and a $1.8 million increase in other expense due to ancillary teller and mobile banking systems conversion costs, compared to the linked quarter.  Amortization of core deposits also increased $369,000 in the first quarter of 2022, compared to the prior quarter, as a full quarter of amortization on the newly acquired West Suburban deposits was recorded.  These increases were offset by a $2.7 million decrease in occupancy, furniture and equipment expense, due to fixed asset writedowns in the fourth quarter of 2021, a $3.5 million decrease in consulting and management fees due to acquisition-related costs paid in late 2021, and a $166,000 decrease in legal fees due to costs incurred upon closing of the West Suburban acquisition.  Of the $31.0 million in projected acquisition-related costs announced when we entered into the merger agreement with West Suburban in July 2021, $30.7 million in total has been expensed cumulatively to date by the Company or West Suburban as of March 31, 2022.  Additional acquisition-related expenses are anticipated to be recorded in the second quarter of 2022, as we complete our data and systems conversions.

The year over year increase in noninterest expense is primarily attributable to a $6.5 million increase in salaries and employee benefits, a $1.3 million increase in occupancy, furniture and equipment, a $4.9 million increase in computer and data processing expense, and a $2.7 million increase in other expense. Officer incentive compensation decreased $659,000 in the first quarter of 2022, compared to the first quarter of 2021, as incentive accruals in 2021 were at a higher rate than the current year.  Employee benefits expense increased $738,000 in the first quarter of 2022, compared to the first quarter of 2021, due to increases stemming from additional employees from our acquisition of West Suburban and increases in employee insurance costs as more employees returned to more routine medical appointments, many of which were on hold during the COVID-19 pandemic in 2020 and part of 2021. The increase in occupancy, furniture and equipment expense year over year was due to the addition of 34 West Suburban branches in late 2021. The increase in computer and data processing expense was primarily due to core system conversion costs of $3.2 million, relating to the West Suburban acquisition.  Finally, the increase in other expense was due primarily to growth in net teller banking and bill paying fees of $1.2 million, which was due to acquisition-related costs in the first quarter of 2022.

Earning Assets

				March 31, 2022
Loans	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
Commercial	$695,545	$771,474	$392,380	(9.8)	77.3
Leases	211,132	176,031	138,240	19.9	52.7
Commercial real estate - Investor	965,767	957,389	567,475	0.9	70.2
Commercial real estate - Owner occupied	655,792	574,384	326,857	14.2	100.6
Construction	165,558	206,132	93,745	(19.7)	76.6
Residential real estate - Investor	62,846	63,399	52,176	(0.9)	20.5
Residential real estate - Owner occupied	203,118	213,248	107,303	(4.8)	89.3
Multifamily	298,686	309,164	178,258	(3.4)	67.6
HELOC	110,688	115,664	75,604	(4.3)	46.4
HELOC - Purchased	9,553	10,626	17,078	(10.1)	(44.1)
Other[1]	23,685	24,437	10,509	(3.1)	125.4
Total loans	$3,402,370	$3,421,948	$1,959,625	(0.6)	73.6

1 Other class includes consumer and overdrafts.

Total loans decreased by $19.6 million at March 31, 2022, compared to December 31, 2021, and increased $1.44 billion for the year over year period.  Loan growth of $1.50 billion in the year over year period was driven by the acquisition of West Suburban, which was reduced by loan payoffs, net of originations, during the same period.  During the first quarter of 2022, $27.2 million of PPP loans were forgiven or paid off.  As required by ASU 2016-13, per adoption of the Current Expected Credit Losses accounting standard (“CECL”), the balance (or amortized cost basis) of PCD loans acquired in our acquisitions are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.

				March 31, 2022
Securities	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
Securities available-for-sale, at fair value
U.S. Treasury	$220,563	$202,339	$4,102	9.0	5,277.0
U.S. government agencies	59,036	61,888	6,361	(4.6)	828.1
U.S. government agency mortgage-backed	153,148	172,302	70,602	(11.1)	116.9
States and political subdivisions	236,408	256,465	242,146	(7.8)	(2.4)
Corporate bonds	9,683	9,887	34,843	(2.1)	(72.2)
Collateralized mortgage obligations	696,513	672,967	74,936	3.5	829.5
Asset-backed securities	274,941	236,877	130,368	16.1	110.9
Collateralized loan obligations	166,158	79,763	29,922	108.3	455.3
Total securities available-for-sale	$1,816,450	$1,692,488	$593,280	7.3	206.2

Our securities portfolio totaled $1.82 billion as of March 31, 2022, an increase of $124.0 million from $1.69 billion as of December 31, 2021, and an increase of $1.22 billion from $593.3 million as of March 31, 2021. The increase in the portfolio during the first quarter of 2022, compared to the prior quarter, was driven by purchases of $266.3 million, primarily of U.S. government treasuries, collateralized mortgage obligations, and asset-backed securities, less paydowns, calls and maturities of $75.7 million, to continue to position our portfolio into higher credit quality, shorter duration issuances.  The increase in the securities portfolio in the year over year period was primarily due to $1.07 billion of securities acquired in our acquisition of West Suburban, as well as $1.04 billion of purchases in the last twelve months, less $605.6 million of sales in that same period, to utilize our excess cash on hand. We recorded no security sales in the first quarter of 2022 and 2021, compared to $570.5 million of sales in the fourth quarter of 2021.

Asset Quality

				March 31, 2022
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
Nonaccrual loans	$35,973	$41,531	$20,379	(13.4)	76.5
Performing troubled debt restructured loans accruing interest	1,242	25	290	N/M	328.3
Loans past due 90 days or more and still accruing interest	743	3,110	513	(76.1)	44.8
Total nonperforming loans	37,958	44,666	21,182	(15.0)	79.2
Other real estate owned	2,374	2,356	2,163	0.8	9.8
Total nonperforming assets	$40,332	$47,022	$23,345	(14.2)	72.8

30-89 days past due loans and still accruing interest	$20,835	$10,745	$13,506
Nonaccrual loans to total loans	1.1%	1.2%	1.0%
Nonperforming loans to total loans	1.1%	1.3%	1.1%
Nonperforming assets to total loans plus OREO	1.2%	1.4%	1.2%
Purchased credit-deteriorated loans to total loans	2.7%	3.1%	0.5%

Allowance for credit losses	$44,308	$44,281	$30,967
Allowance for credit losses to total loans	1.3%	1.3%	1.6%
Allowance for credit losses to nonaccrual loans	123.2%	106.6%	152.0%

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.  PCD loans acquired in our acquisitions of West Suburban and ABC Bank totaled $93.1 million, net of purchase accounting adjustments, at March 31, 2022.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures. Nonperforming loans to total loans was 1.1% for the first quarter of 2022, 1.3% for the fourth quarter of 2021, and 1.1% for the first quarter of 2021. Nonperforming assets to total loans plus OREO was 1.2% for the first quarter of 2022, 1.4% for the fourth quarter of 2021, and 1.2% for the first quarter of 2021. Our allowance for credit losses to total loans was 1.3% as of March 31, 2022 and December 31, 2021 and 1.6% as of March 31, 2021.

The following table shows classified loans by segment, which include nonaccrual loans, performing troubled debt restructurings, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				March 31, 2022
Classified loans	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
Commercial	$29,267	$32,712	$2,397	(10.5)	N/M
Leases	2,641	3,754	3,147	(29.6)	(16.1)
Commercial real estate - Investor	8,809	10,667	5,130	(17.4)	71.7
Commercial real estate - Owner occupied	13,259	15,429	8,652	(14.1)	53.2
Construction	3,186	2,104	5,366	51.4	(40.6)
Residential real estate - Investor	1,729	1,265	1,435	36.7	20.5
Residential real estate - Owner occupied	4,739	5,099	4,148	(7.1)	14.2
Multifamily	1,369	2,278	7,846	(39.9)	(82.6)
HELOC	1,434	1,243	1,303	15.4	10.1
HELOC - Purchased	173	180	-	(3.9)	-
Other[1]	2	10	402	(80.0)	(99.5)
Total classified loans	$66,608	$74,741	$39,826	(10.9)	67.2

1 Other class includes consumer and overdrafts.

N/M - Not meaningful.

Increases in classified loans noted for the first quarter of 2022 and the fourth quarter of 2021, compared to the first quarter of 2021, were driven by our acquisition of West Suburban and the resultant increase in total loans.

Allowance for Credit Losses on Loans and Unfunded Commitments

At March 31, 2022, our allowance for credit losses (“ACL”) on loans totaled $44.3 million, and our ACL on unfunded commitments, included in other liabilities, totaled $5.7 million.  In the first quarter of 2022, we recorded provision expense of $320,000 based on our assessment of nonperforming loan metrics and trends and estimated future credit losses.  We recorded net charge-offs of $293,000 in the first quarter of 2022, which reduced the ACL. In the fourth quarter of 2021, due to our acquisition of West Suburban, a Day One purchase accounting credit mark of $12.1 million and a Day Two provision of $12.3 million related to the future estimated lifetime credit losses on non-PCD loans was recorded to the ACL.  These increases to the ACL were partially offset by $4.7 million of net charge-offs recorded during the fourth quarter of 2021, and a release of the ACL on legacy bank loans of $2.3 million based on updates to our loss forecasts. In the first quarter of 2021, a $3.0 million release of provision expense was recorded due to revised expectations of future credit losses after one year of the COVID-19 pandemic. Our ACL on loans to total loans was 1.3% as of March 31, 2022 and December 31, 2021, compared to 1.6% as of March 31, 2021.

The decrease in our ACL on unfunded commitments at March 31, 2022, compared to December 31, 2021, was driven by a $320,000 reversal of provision expense in the first quarter of 2022 due to adjustments in our funding rate assumptions based on our analysis of the last 12 months of utilization, and accretion of $223,000 of the original $1.7 million Day One purchase accounting credit mark recorded in the fourth quarter of 2021 stemming from our acquisition of West Suburban, which will be accreted over the life of the commitments.  The ACL on unfunded commitments totaled $5.7 million as of March 31, 2022, $6.2 million as of December 31, 2021, and $3.5 million as of March 31, 2021.

Net Charge-off Summary

Loan Charge-offs, net of recoveries	Quarters Ended
(dollars in thousands)	March 31,	% of	December 31,	% of	March 31,	% of
	2022	Total [2]	2021	Total [2]	2021	Total [2]
Commercial	$-	-	$441	9.3	$(18)	3.1
Leases	-	-	37	0.8	-	-
Commercial real estate - Investor	214	73.0	2,603	55.1	(20)	3.4
Commercial real estate - Owner occupied	113	38.6	1,748	37.0	(205)	35.2
Construction	-	-	-	-	-	-
Residential real estate - Investor	(10)	(3.4)	(8)	(0.2)	(266)	45.7
Residential real estate - Owner occupied	(83)	(28.3)	(30)	(0.6)	(49)	8.4
Multifamily	-	-	-	-	-	-
HELOC	(36)	(12.3)	(105)	(2.2)	(12)	2.1
HELOC - Purchased	-	-	-	-	-	-
Other [1]	95	32.4	38	0.8	(12)	2.1
Net charge-offs / (recoveries)	$293	100.0	$4,724	100.0	$(582)	100.0

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the first quarter of 2022 were $514,000, compared to $5.2 million for the fourth quarter of 2021, due to two larger credits, and $42,000 for the first quarter of 2021.  Gross recoveries were $221,000 for the first quarter of 2022, compared to $497,000 for the fourth quarter of 2021, and $624,000 for the first quarter of 2021.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $5.54 billion at March 31, 2022, an increase of $78.5 million compared to December 31, 2021, primarily due to growth in our demand deposits of $33.7 million and savings, NOW and money market accounts of $71.1 million, partially offset by a decrease in time deposits of $26.3 million.  Total deposits increased $2.89 billion in the year over year period, driven primarily by the $2.69 billion of deposits acquired with our West Suburban acquisition in December 2021.

Borrowings

As of March 31, 2022, December 31, 2021 and March 31, 2021, we had no other short-term borrowings, primarily due to the growth in deposits and resultant decline of our need for short-term funding.

We were indebted on senior notes totaling $44.5 million, net of deferred issuance costs, as of March 31, 2022.  We were also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  Subordinated debt totaled $59.2 million as of March 31, 2022, consisting of $60.0 million in principal issued on April 6, 2021, net of debt issuance cost of $800,000.  Notes payable and other borrowings totaled $18.0 million as of March 31, 2022, and is comprised of $12.0 million outstanding on a $20.0 million term note we originated to facilitate the March 2020 redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, and a $6.0 million long-term FHLBC advance acquired in our ABC Bank acquisition that matures on February 2, 2026.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “anticipate,” “expect,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “potential,” “progress,” “prospect,” “trend,” “momentum” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, our expectations related to loan growth, pipelines and customer activity, statements regarding our expectations with respect to our recent merger with West Suburban, and statements regarding the potential for expanded margins and future growth. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the COVID-19 pandemic on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities;  (7) with respect to the merger with West Suburban, the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of other unexpected factors or events; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, April 28, 2022, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our first quarter 2022 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code 793282.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on May 5, 2022, by dialing 877-481-4010, using Conference ID: 45154.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2022	2021
Assets
Cash and due from banks	$41,511	$38,565
Interest earning deposits with financial institutions	593,166	713,542
Cash and cash equivalents	634,677	752,107
Securities available-for-sale, at fair value	1,816,450	1,692,488
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	21,974	13,257
Loans held-for-sale	8,075	4,737
Loans	3,402,370	3,421,948
Less: allowance for credit losses on loans	44,308	44,281
Net loans	3,358,062	3,377,667
Premises and equipment, net	86,156	88,005
Other real estate owned	2,374	2,356
Mortgage servicing rights, at fair value	10,376	7,097
Goodwill	86,332	86,332
Core deposit intangible	15,639	16,304
Bank-owned life insurance ("BOLI")	105,424	105,300
Deferred tax assets, net	22,628	6,100
Other assets	55,579	60,439
Total assets	$6,223,746	$6,212,189

Liabilities
Deposits:
Noninterest bearing demand	$1,461,712	$1,428,055
Interest bearing:
Savings, NOW, and money market	3,605,457	3,534,367
Time	477,556	503,810
Total deposits	5,544,725	5,466,232
Securities sold under repurchase agreements	33,521	50,337
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,233	59,212
Senior notes	44,506	44,480
Notes payable and other borrowings	17,992	19,074
Other liabilities	31,678	45,054
Total liabilities	5,757,428	5,710,162

Stockholders’ Equity
Common stock	44,705	44,705
Additional paid-in capital	203,190	202,443
Retained earnings	261,807	252,011
Accumulated other comprehensive (loss) income	(37,484)	8,768
Treasury stock	(5,900)	(5,900)
Total stockholders’ equity	466,318	502,027
Total liabilities and stockholders’ equity	$6,223,746	$6,212,189

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended March 31,
	2022	2021
Interest and dividend income
Loans, including fees	$36,376	$22,207
Loans held-for-sale	57	55
Securities:
Taxable	5,047	1,615
Tax exempt	1,433	1,307
Dividends from FHLBC and FRBC stock	153	115
Interest bearing deposits with financial institutions	269	92
Total interest and dividend income	43,335	25,391
Interest expense
Savings, NOW, and money market deposits	397	241
Time deposits	277	500
Securities sold under repurchase agreements	11	31
Junior subordinated debentures	280	280
Subordinated debentures	546	-
Senior notes	485	673
Notes payable and other borrowings	103	123
Total interest expense	2,099	1,848
Net interest and dividend income	41,236	23,543
Release of credit losses	-	(3,000)
Net interest and dividend income after release of credit losses	41,236	26,543
Noninterest income
Wealth management	2,698	2,151
Service charges on deposits	2,090	1,195
Secondary mortgage fees	139	322
Mortgage servicing rights mark to market gain	2,978	1,113
Mortgage servicing income	518	567
Net gain on sales of mortgage loans	1,495	3,721
Change in cash surrender value of BOLI	124	334
Card related income	2,550	1,447
Other income	901	450
Total noninterest income	13,493	11,300
Noninterest expense
Salaries and employee benefits	19,967	13,506
Occupancy, furniture and equipment	3,733	2,467
Computer and data processing	6,228	1,298
FDIC insurance	410	201
General bank insurance	315	276
Amortization of core deposit intangible	665	120
Advertising expense	182	60
Card related expense	534	593
Legal fees	294	55
Consulting & management fees	605	416
Other real estate expense, net	(12)	36
Other expense	5,365	2,710
Total noninterest expense	38,286	21,738
Income before income taxes	16,443	16,105
Provision for income taxes	4,423	4,226
Net income	$12,020	$11,879

Basic earnings per share	$0.27	$0.41
Diluted earnings per share	0.27	0.40
Dividends declared per share	0.05	0.01

Ending common shares outstanding	44,461,045	29,018,637
Weighted-average basic shares outstanding	44,461,045	29,225,775
Weighted-average diluted shares outstanding	45,161,715	29,784,757

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2021				2022
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Cash and due from banks	$28,461	$29,985	$29,760	$34,225	$42,941
Interest earning deposits with financial institutions	359,576	499,555	523,561	587,721	635,302
Cash and cash equivalents	388,037	529,540	553,321	621,946	678,243

Securities available-for-sale, at fair value	532,230	614,066	663,450	1,032,273	1,806,988
FHLBC and FRBC stock	9,917	9,917	9,917	11,042	16,066
Loans held-for-sale	8,616	4,860	4,908	4,271	6,707
Loans	2,006,157	1,926,105	1,884,788	2,388,746	3,398,714
Less: allowance for credit losses on loans	34,540	31,024	28,639	34,567	44,341
Net loans	1,971,617	1,895,081	1,856,149	2,354,179	3,354,373

Premises and equipment, net	45,378	44,847	44,451	59,796	87,564
Other real estate owned	2,213	2,053	1,930	1,954	1,950
Mortgage servicing rights, at fair value	4,814	5,499	5,020	5,555	8,218
Goodwill	18,604	18,604	18,604	19,340	86,332
Core deposit intangible	2,115	1,998	1,883	6,747	15,977
Bank-owned life insurance ("BOLI")	63,259	63,633	64,008	78,217	105,396
Deferred tax assets, net	8,228	7,782	6,487	9,273	10,689
Other assets	42,877	40,952	43,032	106,880	57,297
Total other assets	187,488	185,368	185,415	287,762	373,423
Total assets	$3,097,905	$3,238,832	$3,273,160	$4,311,473	$6,235,800

Liabilities
Deposits:
Noninterest bearing demand	$937,039	$1,012,163	$1,029,705	$1,193,387	$1,437,881
Interest bearing:
Savings, NOW, and money market	1,237,177	1,301,444	1,341,536	2,098,438	3,555,366
Time	399,310	359,635	331,482	370,919	495,452
Total deposits	2,573,526	2,673,242	2,702,723	3,662,744	5,488,699

Securities sold under repurchase agreements	82,475	67,737	46,339	47,571	39,204
Other short-term borrowings	-	1	-	-	-
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	-	56,081	59,180	59,201	59,222
Senior notes	44,389	44,415	44,441	44,468	44,494
Notes payable and other borrowings	23,330	22,250	21,171	20,090	19,009
Other liabilities	37,801	36,553	53,370	68,314	60,601
Total liabilities	2,787,294	2,926,052	2,952,997	3,928,161	5,737,002

Stockholders' equity
Common stock	34,957	34,957	34,958	38,248	44,705
Additional paid-in capital	121,578	120,359	120,857	148,528	202,828
Retained earnings	242,201	251,134	258,944	260,181	260,239
Accumulated other comprehensive income (loss)	14,496	13,971	14,965	10,986	(3,074)
Treasury stock	(102,621)	(107,641)	(109,561)	(74,631)	(5,900)
Total stockholders' equity	310,611	312,780	320,163	383,312	498,798
Total liabilities and stockholders' equity	$3,097,905	$3,238,832	$3,273,160	$4,311,473	$6,235,800

Total Earning Assets	$2,916,496	$3,054,503	$3,086,624	$4,024,053	$5,863,777
Total Interest Bearing Liabilities	1,812,454	1,877,336	1,869,922	2,666,461	4,238,520

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2021				2022
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$22,207	$20,815	$21,315	$26,328	$36,376
Loans held-for-sale	55	38	39	33	57
Securities:
Taxable	1,615	1,832	1,835	2,817	5,047
Tax exempt	1,307	1,259	1,285	1,323	1,433
Dividends from FHLB and FRBC stock	115	113	114	114	153
Interest bearing deposits with financial institutions	92	137	203	224	269
Total interest and dividend income	25,391	24,194	24,791	30,839	43,335
Interest Expense
Savings, NOW, and money market deposits	241	217	209	294	397
Time deposits	500	409	330	271	277
Securities sold under repurchase agreements	31	21	15	15	11
Junior subordinated debentures	280	284	286	283	280
Subordinated debentures	-	517	547	546	546
Senior notes	673	673	673	673	485
Notes payable and other borrowings	123	119	113	108	103
Total interest expense	1,848	2,240	2,173	2,190	2,099
Net interest and dividend income	23,543	21,954	22,618	28,649	41,236
(Release of) provision for credit losses	(3,000)	(3,500)	(1,500)	12,326	-
Net interest and dividend income after (release of) provision for credit losses	26,543	25,454	24,118	16,323	41,236
Noninterest Income
Wealth management	2,151	2,389	2,372	2,421	2,698
Service charges on deposits	1,195	1,221	1,368	1,624	2,090
Secondary mortgage fees	322	272	240	210	139
Mortgage servicing rights mark to market gain (loss)	1,113	(1,033)	(282)	1,463	2,978
Mortgage servicing income	567	507	572	534	518
Net gain on sales of mortgage loans	3,721	1,895	2,186	1,498	1,495
Securities gains (losses), net	-	2	244	(14)	-
Change in cash surrender value of BOLI	334	423	406	227	124
Card related income	1,447	1,666	1,624	1,579	2,550
Other income	450	577	610	1,129	901
Total noninterest income	11,300	7,919	9,340	10,671	13,493
Noninterest Expense
Salaries and employee benefits	13,506	12,896	12,964	18,325	19,967
Occupancy, furniture and equipment	2,467	2,303	2,418	6,395	3,733
Computer and data processing	1,298	1,304	1,477	3,859	6,228
FDIC insurance	201	192	211	371	410
General bank insurance	276	277	301	360	315
Amortization of core deposit intangible	120	115	113	296	665
Advertising expense	60	95	107	81	182
Card related expense	593	626	662	657	534
Legal fees	55	135	455	460	294
Consulting & management fees	417	250	247	4,091	605
Other real estate expense, net	36	77	25	29	(12)
Other expense	2,709	3,131	3,149	3,609	5,365
Total noninterest expense	21,738	21,401	22,129	38,533	38,286
Income (loss) before income taxes	16,105	11,972	11,329	(11,539)	16,443
Provision for (benefit from) income taxes	4,226	3,152	2,917	(2,472)	4,423
Net income (loss)	$11,879	$8,820	$8,412	$(9,067)	$12,020

Basic earnings per share (GAAP)	$0.41	$0.30	$0.30	$(0.27)	$0.27
Diluted earnings per share (GAAP)	0.40	0.30	0.29	(0.26)	0.27
Dividends paid per share	0.01	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net Income
Income (loss) before income taxes (GAAP)	$16,443	$(11,539)	$11,879
Pre-tax income adjustments:
Provision for credit losses - Day Two	-	14,625	-
Merger-related costs	5,604	12,765	-
Adjusted net income before taxes	22,047	15,851	11,879
Taxes on adjusted net income	5,930	3,396	-
Adjusted net income (non-GAAP)	$16,117	$12,455	$11,879

Basic earnings per share (GAAP)	$0.27	$(0.27)	$0.41
Diluted earnings per share (GAAP)	0.27	(0.26)	0.40
Basic earnings per share including adjusting items (non-GAAP)	0.36	0.37	0.41
Diluted earnings per share including adjusting items (non-GAAP)	0.36	0.36	0.40

	Quarters Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net Interest Margin
Interest income (GAAP)	$43,335	$30,839	$25,391
Taxable-equivalent adjustment:
Loans	15	7	4
Securities	381	351	348
Interest income (TE)	43,731	31,197	25,743
Interest expense (GAAP)	2,099	2,190	1,848
Net interest income (TE)	$41,632	$29,007	$23,895
Net interest income (GAAP)	$41,236	$28,649	$23,543
Average interest earning assets	$5,863,777	$4,024,053	$2,916,496
Net interest margin (GAAP)	2.85%	2.82%	3.27%
Net interest margin (TE)	2.88%	2.86%	3.32%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2022	2021	2021
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$38,286	$38,533	$21,738	$38,286	$38,533	$21,738
Less amortization of core deposit	665	296	120	665	296	120
Less other real estate expense, net	(12)	29	36	(12)	29	36
Less merger related costs	N/A	N/A	N/A	5,604	12,766	-
Noninterest expense less adjustments	$37,633	$38,208	$21,582	$32,029	$25,442	$21,582

Net interest income	$41,236	$28,649	$23,543	$41,236	$28,649	$23,543
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	15	7	4
Securities	N/A	N/A	N/A	381	351	348
Net interest income including adjustments	41,236	28,649	23,543	41,632	29,007	23,895
Noninterest income	13,493	10,671	11,300	13,493	10,671	11,300
Less securities losses, net	-	(14)	-	-	(14)	-
Less MSRs mark to market gain	2,978	1,463	1,113	2,978	1,463	1,113
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	33	61	89
Noninterest income (less) / including adjustments	10,515	9,222	10,187	10,548	9,283	10,276

Net interest income including adjustments plus noninterest income (less) / including adjustments	$51,751	$37,871	$33,730	$52,180	$38,290	$34,171
Efficiency ratio / Adjusted efficiency ratio	72.72%	100.89%	63.98%	61.38%	66.45%	63.16%